Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI ANNOUNCES EXECUTIVE SUCCESSION EFFECTIVE APRIL 1, 2005

•   Paul Sagan to become President & Chief Executive Officer

•   George H. Conrades to become Executive Chairman

CAMBRIDGE, MA, January 4, 2005 – Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that George Conrades, 65, will become Executive Chairman of Akamai, effective April 1, 2005, the sixth anniversary of his tenure as Chairman and Chief Executive Officer. The Akamai Board of Directors has elected Paul Sagan, 45, currently President of Akamai, to succeed Conrades as CEO. Sagan, who will continue to hold the title of President, also was elected to the Company’s Board of Directors, which has been expanded to 10 members.

“We’ve made significant progress since our founding in 1998, developing unique technology and a global infrastructure, and then reaching profitability and positive cash flow,” said Conrades. “I’m very proud of what we’ve accomplished, and I’m even more excited about the opportunities ahead. We’ve built an enviable customer base, developed an industry-leading platform for the delivery of content and applications, and attracted the best and the brightest employees from around the world.”

Conrades continued, “This is the right time to transition to the next generation of Akamai leadership. We have a great management team in place, and I join in the Board’s unanimous support and confidence in Paul’s ability to continue driving Akamai’s growth. As my partner over the last six years, Paul has made many critical contributions to Akamai’s success. The Company is extremely fortunate to have such an outstanding executive who has earned the respect of Akamai’s customers, employees, and shareholders.”

Conrades’ tenure at Akamai is notable for the Company’s emergence as a pioneer in the development of the Internet as a crucial medium for conducting business. Joining Akamai in 1999, Conrades’ executive management experience and leadership have been instrumental to the commercial success of Akamai’s content delivery service. Conrades spearheaded Akamai’s rapid rise as the market leader in content and application delivery, taking the Company public in October of 1999. Since then, Conrades has managed Akamai’s growth, navigating the Company through a market recession in 2001 and 2002, and building Akamai’s customer base to over 1,200 enterprises and government agencies.

“Under George’s leadership, Akamai successfully leveraged its industry-leading technology to revolutionize how companies utilize the Internet for competitive advantage,” said Martin Coyne II, Lead Director of the Akamai Board. “This transition is a natural and long-planned evolution of management responsibility by the Board. Our objective is to have the best possible leadership team in place for continued growth while providing certainty about Akamai’s succession plan for the years ahead. We are delighted that George will continue in an active role as Executive Chairman supporting Paul and his seasoned team in the execution of the company’s business plan.”

As a senior executive since Akamai’s founding, first as Chief Operating Officer in 1998 and then as President beginning in 1999, Sagan has been a member of the executive team for the company’s entire history. In these roles, he helped chart the course for many of Akamai’s strategic accomplishments. Most recently, he was responsible for the development of Akamai’s multi-year business strategy and plan.

Prior to joining Akamai, Sagan was Senior Advisor to the World Economic Forum, consulting to the Geneva-based organization on information technologies issues. He has also held executive management positions as President and Editor of Time Inc. New Media, and Senior Vice President of Time Warner Cable Programming. Sagan was a co-founder of Road Runner, the first cable modem service, and Pathfinder, one of the first Web properties that pioneered Internet advertising. He is a three-time Emmy Award winner for broadcast journalism.

About Akamai
 Akamai® is the global leader in distributed computing solutions and services, making the Internet predictable, scalable, and secure for conducting profitable e-business. The Akamai on demand platform enables customers to easily extend their Web operations – with full control – anywhere, anytime, without the cost of building out infrastructure. Headquartered in Cambridge, Massachusetts, Akamai serves hundreds of today’s most successful enterprises and government agencies around the globe. Akamai is The Business Internet. For more information, visit www.akamai.com.

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